Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 17, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of Sentinel Variable Products Mid Cap Fund and Sentinel Variable Products Small Company Fund which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Other Service Providers to the Funds” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

May 11, 2016